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                                                                      EXHIBIT 99

          Assisted Living Concepts, Inc. Announces the Appointment of
            Drew Q. Miller as Chief Financial Officer and Treasurer.

        PORTLAND, Ore. - March 16, 2000 - Assisted Living Concepts, Inc. (AMEX:ALF), a national provider of assisted living services, today announced the appointment of Drew Q. Miller as Chief Financial Officer and Treasurer.

        Mr. Miller has over 16 years of senior finance and accounting experience in health care services. Most recently Mr. Miller served as Chief Executive Officer and President of Advantage Behavioral Health, Inc., a Southern California-based comprehensive behavioral management company. Prior to Advantage, he served as Chief Financial Officer of Comprehensive Care Corporation, a publicly traded company engaged in the development, delivery and management of behavioral services. Mr. Miller is a Certified Public Accountant with a master's in health care administration.

        "I am pleased to be adding Drew to our team as our new Chief Financial Officer. Drew adds significant depth to the management team with his thorough knowledge and understanding of rapid-growth, multi-site operations. I am confident that we have a strong team in place that will assist me in transitioning the company through this stabilization period," stated Keren Brown Wilson, President and Chief Executive Officer.

        Assisted Living Concepts, Inc. operates assisted living residences for older adults who need help with the activities of daily living, such as bathing and dressing. In addition to housing, the company provides personal care, support services, and nursing services according to the individual needs of its residents, as permitted by state regulation. This combination of housing and services provides a cost-efficient alternative and provides an independent lifestyle for individuals who do not require the broader array of medical and health services provided by nursing facilities. The company currently has operations in Oregon, Washington, Idaho, Nebraska, Iowa, Arizona, Texas, New Jersey, Ohio, Pennsylvania, Indiana, Louisiana, Florida, Michigan, Georgia and South Carolina.

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        CONTACT:  Assisted Living Concepts, Inc.
                  Monique Barton
                       or
                  Jessica Bennett, 503/226-2721 or 800/356-2674